Exhibit (k)(3)

SECOND AMENDMENT TO THE

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

DOUBLELINE OPPORTUNISTIC CREDIT FUND

This Second AMENDMENT, dated as of the last date on the signature page hereto, to the Amended and Restated Master Services Agreement Agreement dated January 20, 2020 (the “Agreement”), is entered into by and between DOUBLELINE OPPORTUNISTIC CREDIT FUND, a Massachusetts trust (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, d.b.a. U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the Fund and USBFS desire to amend the fee schedule of the Agreement; and

WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

DOUBLELINE OPPORTUNISTIC CREDIT FUND

By: /s/ Ronald R. Redell

Name: Ronald R. Redell

Title: President

Date: 1/25/2021

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Anita Zagrodnik

Name: Anita Zagrodnik

Title: Senior Vice President

Date: 1/25/2021

Exhibit D – Master Services Agreement

DOUBLELINE OPPORTUNISTIC CREDIT FUND ANNUAL FEE SCHEDULE at February 28, 2021

Annual Fee Based Upon Average Total Managed Assets*

2 basis points on average total managed assets* (based on the comprehensive services provided to the Fund by USBFS and U.S. Bank as Custodian (the full custody fee schedule is referenced in the custody agreement, as amended from time to time)).

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

◾	$0.07 – Domestic Equities, Options, Foreign Equities, Futures, Forwards, Currency Rates, ADRs, Total Return Swaps
◾	$0.45 – Domestic Corporates, Domestic Governments and Agency, Mortgage Backed, Domestic Convertibles, Municipal Bonds
◾	$0.70 – CMOs, Money Market Instruments, Asset Backed, High Yield Bonds, Foreign Corporates, Foreign Governments, Foreign Agencies, Foreign Convertibles
◾	$0.90 – Interest Rate Swaps, Foreign Currency Swaps
◾	$1.00 – Bank Loans
◾	$1.50 – Swaptions
◾	$1.50 – Intraday money market funds pricing, up to 3 times per day
◾	$2.25 – Credit Default Swaps
◾	$125 per Month Manual Security Pricing (>10per day)
◾	No Charge – Corporate Action Services

Third Party Administrative Data Charges (descriptive data for each security)

◾	$1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Electronic Board Book Portal - Waived

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs, (including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), disaster recovery charges, ACH fees, Fed wire charges, omnibus account transactions, cost basis reporting, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are billed monthly

*total managed assets” means the total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar roll transactions, or similar transactions, borrowings, and preferred shares that may be outstanding) minus accrued liabilities (other than liabilities in respect of reverse repurchase agreements, dollar roll transactions, or similar transactions, and borrowings). For purposes of calculating “total managed assets,” the liquidation preference of any preferred shares outstanding shall not be considered a liability. For clarity, with respect to any reverse repurchase agreement, dollar roll or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the asset so sold as of the relevant measuring date. The average daily total managed assets of the Fund for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect.